As filed with the Securities and Exchange Commission on October 18, 1996
                                                       Registration No. 33-99064
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   ----------
                            Hudson Technologies, Inc.
                (Name of registrant as specified in its charter)
                                   ----------
       New York                25 Torne Valley Road               13-3641530
(State or jurisdiction       Hillburn, New York 10931          (I.R.S. employer
 of incorporation or              (914) 368-4990                identification
    organization)          (Address, including zip code,            number)
                               and telephone number,
        including area code, of registrant's principal executive offices)
                                   ----------
                              Kevin J. Zugibe, P.E.
                            Hudson Technologies, Inc.
                              25 Torne Valley Road
                            Hillburn, New York 10931
                                 (914) 368-4990
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------
                                   Copies to:

                             Robert J. Mittman, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                           Telecopier: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

===================================================================================================================================
     Title of Shares                                    Proposed Maximum Offering    Proposed Maximum Aggregate      Amount of
    to be Registered      Amount to be Registered(1)        Price Per Share2            Offering Price 2        Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    215,406 Shares                  $8.13                   $1,751,250.78               $603.88
===================================================================================================================================

(1)  For the account of selling stockholders.
(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, (the "Act") the registration fee has been calculated based upon the closing sale price as reported by NASDAQ for the registrant's Common Stock on October 11, 1996.
                                   ----------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         215,406 Shares of Common Stock

                            Hudson Technologies, Inc.

This Prospectus relates to an offering by certain persons (the "Selling Stockholders") of an aggregate of up to 215,406 shares of Common Stock of Hudson Technologies, Inc. (the "Company"), including 153,846 shares issuable upon exercise of outstanding Series B Warrants. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders.

The Common Stock is traded on the NASDAQ National Market under the symbol "HDSN." On October 11, 1996, the closing sale price of the Common Stock as reported by NASDAQ was $8.13.

                                   ----------
            THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE
         A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS
             WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                          SEE "RISK FACTORS" ON PAGE 8.
                                   ----------
            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400 Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

         (a) Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 1995;

         (b) Quarterly Report on Form 10-QSB for the three month period ended March 31, 1996;

         (c) Quarterly Report on Form 10-QSB for the three month period ended June 30, 1996;

         (d) Current Report on Form 8-K, filed in April, 1996; and

         (e) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Mr. William A. Barron, Hudson Technologies, Inc., 25 Torne Valley Road, Hillburn, New York 10931, telephone: (914) 368-4990.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 and the Company's Quarterly Reports on Form 10-QSB for the three months ended March 31 and June 30, 1996 and the Company's Current Report on Form 8-K incorporated by reference in this Prospectus. Prospective investors are urged to read this Prospectus in its entirety.

                                   The Company

         Hudson Technologies, Inc. (the "Company") provides refrigerant management services, consisting primarily of the recovery and reclamation of refrigerants used in commercial air conditioning and refrigeration systems. Recovery and reclamation involve removing and restoring contaminated refrigerants to original purity standards. The Company currently operates reclamation facilities in New York, Illinois, Louisiana, Florida, North Carolina and Nevada and uses proprietary equipment designed to rapidly recover and reclaim substantial amounts of refrigerants on-site and at its facilities, on a cost-effective basis. The Company's services are intended to permit compliance with regulations adopted under the Federal Clean Air Act, which prohibit venting and require the recovery of used refrigerants.

         The production and use of refrigerants containing chlorofluorocarbons ("CFCs") and hydrochlorofluorocarbons ("HCFCs"), the most commonly used refrigerants, are subject to extensive and changing regulation under the Clean Air Act. The Clean Air Act, which was amended in 1990 in response to evidence linking the use of CFCs to damage to the earth's ozone layer, prohibits the production of CFC refrigerants for domestic consumption effective January 1, 1996. Prior to such date, domestic production of CFC refrigerants was substantially limited. Pursuant to the Clean Air Act, the production of refrigerants containing HCFCs is limited and is scheduled to be phased out by the year 2030.

         Due principally to regulations under the Clean Air Act governing the production and use of CFC refrigerants, demand for refrigerant management services has increased in recent years. The Company believes that the following factors will contribute favorably to the expected continued growth in demand for the Company's services:

                  o The Clean Air Act imposes civil and criminal penalties on owners and operators of air conditioning and refrigeration systems who fail to monitor CFC leakage or knowingly vent or otherwise dispose of ozone depleting substances;

                  o Higher costs associated with replacing CFC refrigerants with alternative refrigerants and replacing equipment designed to use CFC refrigerants with new equipment makes it economical to reclaim CFC refrigerants;

                  o Alternative refrigerants (including HCFCs) may cause equipment damage and may be less effective than CFC refrigerants when used in air conditioning and refrigeration systems which require significant capacity;

                  o Owners and operators of air conditioning and refrigeration systems who convert existing equipment or purchase new equipment over the next several years will require refrigerant recovery services;

                  o Capacity to manufacture commercial-size air conditioning and refrigeration equipment in the United States is currently limited.

         Since its inception, the Company has sought to capitalize on opportunities arising from the emerging markets for refrigerant management services, focusing its efforts on penetrating new geographic markets, primarily by establishing and acquiring additional reclamation facilities and expanding the range of services offered. During 1991, the Company was engaged in organizational activities, including researching the industry, developing a business plan and establishing its first reclamation facility. The Company commenced reclamation operations in early 1992 and, in June 1994, the Company moved its operations to a larger facility in Hillburn, New York. In December 1994, the Company acquired recovery and reclamation facilities in Urbana, Illinois through the acquisition of CFC Reclamation. In 1995, the Company established facilities in Ft. Lauderdale, Florida and Baton Rouge, Louisiana and acquired the operations of Refrigerant Reclamation Corporation of America ("RRCA"), which currently operates reclamation facilities in Charlotte, North Carolina and Sparks, Nevada. Effective August 1996, RRCA's name has been changed to Hudson Technologies Company ("HTC"). In 1996, the Company acquired all of the issued and outstanding shares of Environmental Support Solutions, Inc. ("ESS"), a developer and producer of environmental software, training and management services, located in Phoenix, Arizona, and all of the issued and outstanding shares of common stock of GRR Co., Inc. d/b/a Golden Refrigerants ("Golden"), a refrigerant reclamation and recovery company located in Punta Gorda, Florida. Subsequent to the Company's acquisition of ESS, ESS acquired the assets of E-Soft, Inc. ("E-Soft"), a Georgia based developer and marketer of software programs related to hazardous material management.

         The Company was incorporated under the laws of the State of New York in January 1991. The Company's executive offices are located at 25 Torne Valley Road, Hillburn, New York 10931, and its telephone number at that address is
(914) 368-4990.

                                  The Offering

Securities offered ......................215,406 shares

Common Stock outstanding.................4,308,935 shares (1)

Use of Proceeds..........................Assuming that all of the Series B
                                         Warrants are exercised, the Company
                                         will realize net proceeds of
                                         $948,537.50 which will be used for
                                         working capital and general corporate
                                         purposes. The Company will not receive
                                         any of the proceeds from the sale of
                                         the Common Stock by the Stockholders.
                                         See "Use of Proceeds."

Risk Factors.............................Prospective investors should consider carefully certain Risk
                                         Factors relating to an
                                         investment in the Company.  See
                                         "Risk Factors."

NASDAQ Symbol............................HDSN

----------------
(1) As of September 18, 1996. Does not include (i) 690,600 shares issuable upon exercise of stock options granted to employees, key consultants and directors of the Company and (ii) shares issuable upon conversion of Convertible Debentures.

                                  RISK FACTORS

         The shares offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment in the Company.

         Limited Operating History; Recent Loss; Future Operating Results. The Company commenced recovery and reclamation operations in early 1992 and has a limited operating history upon which an evaluation of its performance and prospects can be made. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an emerging industry characterized by intense competition and stringent regulation. From inception until the year ended December 31, 1993, the Company incurred net losses aggregating $692,644 and, although the Company has achieved profitability in 1995, the Company incurred a loss of $618,000 for the six months ended June 30, 1996 principally due to a non-recurring restructuring reserve established by the Company during such period. The Company's operating expenses have increased significantly and can be expected to continue to increase significantly in connection with any expansion activities which may be undertaken by the Company. Accordingly, the Company's future profitability will depend upon corresponding increases in revenues from operations. Future events, including unanticipated expenses, increased competition, changes in government regulation or the inability to obtain sufficient quantities of used refrigerants for processing or management, could have an adverse effect on the Company's operating results. There can be no assurance that the Company's rate of revenue growth will continue in the future or that the Company's operations will be profitable.

         Potential Liability and Insurance. The refrigerant recovery and reclamation industry involves potentially significant risks of statutory and common law liability for environmental damage and personal injury. The Company, and in certain instances, its officers, directors and employees, may be subject to claims arising from the Company's on-site or off-site services, including the improper release, spillage, misuse or mishandling of refrigerants classified as hazardous or nonhazardous substances or materials. The Company may be strictly liable for damages, which could be substantial, regardless of whether it exercised due care and complied with all relevant laws and regulations. The Company does not maintain environmental impairment insurance. In June 1995, United Water of New York Inc. ("United") alleged that it discovered that two of its wells within close proximity to the Company's facility showed elevated levels of refrigerant contamination. In June 1996, United notified the Company that it was seeking indemnification by the Company for costs incurred to date as well as costs expected to be incurred in connection with United taking remedial action. In July 1996, United threatened to institute legal action in the event that the Company declined to settle this matter. The Company is currently conducting an investigation to determine the source of the alleged contamination in United's wells and the need, if any, for remediation. There can be no assurance that United will not commence legal action seeking substantial damages and/or other relief, that any legal action of settlement will be resolved in a manner favorable to the Company or that the ultimate outcome of any legal action or settlement will not have a material adverse effect on the Company's financial condition and results of operations. In August 1996, the Company received a letter from the New York State Department of Environmental Conservation ("DEC") which states that in the opinion of DEC the Company's refrigerants were the cause of the contamination of United's wells. The DEC report states that it is not aware of the extent of the contamination or how the Company's refrigerants entered the groundwater. The Company is cooperating with the DEC's direction to develop a proposal to quantify and remediate the contamination. There can be no assurance that the Company will not face claims resulting in substantial liability for which the Company is uninsured, that hazardous substances or materials are not or will not be present at the Company's or United's facilities or that the Company will not incur liability for environmental impairment or personal injury. The Company currently maintains a general commercial liability insurance policy which covers claims up to $5,000,000 per occurrence and $5,000,000 in the aggregate. There can be no assurance that such insurance will be sufficient to cover potential claims or that an adequate level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, would have a material adverse effect on the Company.

         Risks Associated with Rapid Expansion. The Company has achieved rapid and substantial growth which has placed and is expected to continue to place a significant strain on its management, administrative, operational, financial and other resources. The Company's success will be largely dependent upon its ability to manage such growth (including monitoring operations, controlling costs and maintaining effective management, inventory, quality and regulatory controls). The Company has limited experience in effectuating rapid expansion and in managing a broader range of services which are geographically dispersed. There can be no assurance that the Company will be able to continue to successfully manage its operations or that any inability to do so will not adversely affect its business, financial condition or results of operations. The Company is also seeking to expand its operations through acquisitions. While the Company continually evaluates possible acquisition opportunities and from time to time engages in discussions or negotiations relating to possible acquisitions, as of the date of this Prospectus, the Company has no agreements, understandings or commitments and is not engaged in any negotiations relating to any potential acquisitions. There can be no assurance that the Company will effect any acquisitions or that the Company will be able to successfully integrate into its operations any acquired businesses. Any inability to do so, particularly in instances in which the Company has made significant capital investments, could have a material adverse effect on the Company. In addition, the Company may acquire existing reclamation facilities which require the Company to develop or upgrade such facilities. There can be no assurance that the Company would be able to successfully complete development or upgrading of any such acquired facilities.

         Dependence on Environmental Regulation. The Company's business and prospects are largely dependent upon continued regulation of the production, use and disposition of refrigerants containing ozone depleting substances. Changes in government regulations which would permit the emission of refrigerants into the atmosphere or prohibit the use of refrigerants containing ozone depleting substances, resulting in decreased demand for the Company's services, could have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its operations. Failure by government authorities to otherwise continue to enforce existing regulations or significant relaxation of regulatory requirements could also adversely affect demand for the Company's services. Current regulations require that a recovered refrigerant satisfy purity standards set by the Air Conditioning and Refrigeration Institute ("ARI") prior to resale to a person other than the owner of the system from which it was recovered. Such regulation is scheduled to expire on December 31, 1996. Failure by government authorities to extend such regulation could significantly reduce demand for the Company's services, which would have a material adverse effect on the Company.

         Government Regulation. The refrigerant management business is subject to extensive, stringent and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency (the "EPA"), the United States Occupational Safety and Health Administration ("OSHA") and the United States Department of Transportation ("DOT"). Among other things, these regulatory authorities impose requirements which regulate the handling, packaging, labeling, transportation and disposal of hazardous and nonhazardous materials and the health and safety of workers, and require the Company and, in certain instances, its employees, to obtain and maintain licenses and permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company and subjects the Company to periodic inspections by regulatory authorities. The Company believes that it is in compliance with all regulations governing its operations and has obtained all licenses and permits necessary for the operation of its business. Nevertheless, amendments to existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into new jurisdictions and services could require the Company to discontinue or continually alter methods of operations at costs that could be substantial. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws, regulations and permitting requirements, particularly as it seeks to enter into new geographic markets. Failure to comply with applicable laws, rules or regulations or permitting requirements could subject the Company to civil remedies, including substantial fines, penalties and injunctions, as well as possible criminal sanctions, which would have a material adverse effect on the Company.

         Competition; Emerging Industry. The markets for the Company's services and products are highly competitive. The Company competes with numerous companies which provide refrigerant recovery and reclamation services, as well as companies which market and deal in reclaimed and new refrigerants, including certain of the Company's suppliers, some of which possess substantially greater financial, technical, marketing, personnel and other resources than the Company. The Company also competes with numerous manufacturers of refrigerant recovery and reclamation equipment. Certain of these competitors, including National Refrigerants, Inc., Refron, Inc. and Full Cycle, Inc., have established reputations for success in the service of air conditioning and refrigeration systems. In addition, the refrigerant recovery and reclamation industry is relatively new and emerging and competition from existing competitors as well as from new market entrants is expected to increase. As is typically the case in an emerging industry, demand and market acceptance for newly introduced services is subject to a high degree of uncertainty. There can be no assurance as to the ultimate level of demand and market acceptance for the Company's services or that the Company will be able to compete successfully, particularly as it seeks to enter into new geographic markets.

         Factors Affecting the Availability and Price of Refrigerants. The Company's business is dependent on the availability of used refrigerants in large quantities and corresponding demand for reclaimed refrigerants. The availability and price of refrigerants are influenced by several factors, primarily the limitations on commercial production and use imposed by the Clean Air Act, as well as the introduction and commercial use of new refrigerants and air conditioning and refrigeration equipment, new market entrants resulting in significantly increased price competition, changes in government regulation (particularly regulations repealing or imposing taxes on the use of refrigerants) and the availability and demand for large quantities of used refrigerants. Prior to May 1995, the Company purchased large quantities of used refrigerants from importers and currently purchases and/or processes used refrigerants from many domestic sources. In connection with its operations, the Company holds significant amounts of refrigerants in inventory and, at October 1, 1996, the Company had inventories of approximately $9.7 million. Although the Company believes that sufficient quantities of used domestic refrigerants will continue to be available to it at a reasonable cost, the Company does not maintain agreements with any of its domestic suppliers and obtains refrigerants from time to time in the ordinary course of business. There can be no assurance that substantial amounts of used refrigerants will be available to the Company in the future on commercially reasonable terms, that the Company will not be subject to price fluctuations, periodic delays or shortages or that current levels of demand for reclaimed refrigerants will be sustained. Due to fluctuating market conditions, there can be no assurance that the Company will be able to sell its inventory at a profit, or at all. Failure to recover and reclaim refrigerants for customers or to otherwise obtain, reclaim and resell sufficient quantities of refrigerants would have a material adverse effect on the Company's operating margins and results of operations.

         Fluctuations in Operating Results. The Company's operating results may vary from period to period as a result of the seasonal nature of the Company's business, as well as the purchasing patterns of potential customers, non-recurring sales, the availability of large amounts of used refrigerants and the costs associated with expansion activities which may be undertaken by the Company. The Company's business is seasonal in nature with peak sales occurring in the first and fourth quarters. Unforeseen events, including delays in securing adequate supplies of refrigerants at a time of peak sales or decreases in sales during such periods, could result in significant fluctuations in operating results or losses which would not easily be reversed before the following year. For the six months ended June 30, 1996, the Company's revenues declined by approximately $6.7 million, or 42%, from the six months ended June 30, 1995, primarily as a result of the discontinuation of the Company's program to resell imported refrigerants. There can be no assurance that the foregoing factors will not result in significant fluctuations in operating results in the future.

         Outstanding Indebtedness; Loan Covenants and Security Interest. Of the Company's total outstanding indebtedness of $8,112,000 at October 2, 1996, $3,675,000 is outstanding under Convertible Debentures issued to Cameron Capital Ltd., $558,000 remains outstanding under a note issued by Refrigerant Reclamation Corporation of America ("RRCA") to James J. Todack ("Todack") which is payable in sixteen equal monthly installments of principal and interest in the amount of $52,515.21 commencing on May 10, 1995. The Note issued to Todack is secured by certain assets of HTC formerly known as RRCA. A principal amount of $1,000,000 remains outstanding under a note issued by the Company to Dennis Voith and Fred Goad which together with interest becomes due and payable on October 29, 1996. In the event of default under the Company's note issued to Voith and Goad, Voith and Goad shall have the right to receive an amount of refrigerants from the Company, valued at $10 per pound, equal to the Company's outstanding debt under the Note. The Company also has an agreement with MTB Bank, New York City (the

"Bank") which provides for borrowings of up to $3 million and contains covenants which require, among other things, that the Company maintain a tangible net worth of $4 million. As of June 30, 1996 the Company was in compliance with such covenant. Substantially all of the Company's assets are pledged to the Bank as collateral to secure the Company's obligations under such agreement. In the event of a violation of such loan covenant or other default by the Company on its obligations to its lenders, the Company's lenders could declare the Company's indebtedness to be immediately due and payable and foreclose on the Company's assets. To the extent that substantially all of the assets of the Company continue to be pledged to secure outstanding indebtedness, such assets will not be available to secure future indebtedness, which may adversely affect the Company's ability to borrow in the future. As of October 1, 1996, approximately $1,686,000 was outstanding under the Company's loan agreement with the Bank. The Company owes $378,000 to certain unsecured debtors of HTC which was assumed in connection with the Company's acquisition of RRCA. The Company also owes an aggregate of $815,000 under various equipment leases.

         Possible Need for Additional Financing. The refrigerant management business is capital intensive. The Company may be dependent on other financing in order to implement its proposed expansion and to fund its cash requirements necessary to finance its anticipated growth. In the event that the Company does not generate cash flow from operations sufficient to satisfy its capital requirements, the Company may be required to seek additional financing or curtail its expansion activities. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the costs of purchasing capital equipment or continuing expansion. To the extent that the Company finances an acquisition with equity securities in whole or in part, any such issuance of equity securities would result in dilution to the interests of the Company's stockholders. Additionally, to the extent that the Company incurs indebtedness to fund increased levels of inventories and accounts receivable or to finance the acquisition of capital equipment or issues debt securities in connection with any acquisition, the Company will be subject to the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. Other than borrowing availability under the agreement with the Bank, the Company has no current arrangements with respect to, or sources of, additional financing and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all.

         Patents and Proprietary Information. The Company holds a United States patent relating to various high speed equipment components and a process to recover and reclaim refrigerants which expires in January 2012. The Company believes that patent protection is important to its business and has received an allowance for an additional patent pending relating to a high speed refrigerant recovery process. Other recovery and reclamation equipment and processes not covered by the Company's patents or patent applications are currently in commercial use by the Company's competitors. There can be no assurance as to the breadth or degree of protection that patents may afford the Company, that any patent applications will result in issued patents or that patents will not be circumvented or invalidated. Technological development in the refrigerant industry may result in extensive patent filings and a rapid rate of issuance of new patents. Although the Company believes that its existing patents and the Company's equipment do not and will not infringe patents or violate proprietary rights of others, it is possible that its existing patent rights may not be valid or that infringement of existing or future patents or violations of proprietary rights of others may occur. In the event that the Company's equipment infringes or is alleged to infringe patents or other proprietary rights of others, the Company may be required to modify the design of its equipment, obtain a license or defend a possible patent infringement action. There can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action or that the Company will not become liable for damages, which could have a material adverse effect on the Company.

         The Company also relies on trade secrets and proprietary know-how, and employs various methods to protect its technology. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such know-how or obtain access to the Company's know-how, concepts, ideas and documentation. Failure to protect its trade secrets could have a material adverse effect on the Company.

         Control by Management. The Company's officers and directors own approximately 30.3% of the Company's outstanding Common Stock. Accordingly, such persons, acting together, will be in a position to effectively control the Company, elect all of the Company's directors and generally direct the affairs of the Company. There is no provision for cumulative voting for directors. The Company's By-Laws divide the Board of Directors into two classes serving staggered two-year terms. The staggered Board of Directors could have the effect of discouraging, delaying or preventing a change in the control of the Company, which might otherwise be in the best interests of the Company's shareholders.

         Dependence on Key Personnel. The success of the Company is largely dependent on the personal efforts of Kevin J. Zugibe, its Chairman and President, and other key personnel. Although the Company has entered into an employment agreement with Mr. Zugibe, the loss or interruption of his services or the loss of services of other key employees could have a material adverse effect on the

Company's business and prospectus. The success of the Company will also be dependent upon its ability to hire and retain additional qualified marketing, technical and other personnel. Competition for qualified personnel in the refrigerant industry is intense, and there can be no assurance that the Company will be able to hire or retain additional qualified personnel.

         No Dividends. The Company has not paid any cash dividends since its inception and does not anticipate paying any dividends on its Common Stock in the foreseeable future.

         No Assurance of Continued Listing on NASDAQ. While the Company's Common Stock is listed on the NASDAQ National Market, there can be no assurance that such listing will continue. If the Common Stock were to be delisted for failure to meet NASDAQ's maintenance requirements, the Common Stock might be subject to the penny stock rules promulgated under the Securities Exchange Act of 1934 which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could materially adversely affect the market price and liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

         Possible Volatility of Market Price of Common Stock. The market price for the Common Stock following this offering may be highly volatile as has been the case with the securities of other companies in emerging businesses. Factors such as the Company's financial results and changes in government regulations and various factors affecting the refrigerant industry generally, may have a significant impact on the market price of the Common Stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies particularly of small and emerging companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

                                 USE OF PROCEEDS

      In the event that the Series B Warrants are exercised, of which there can be no assurance, the Company would realize up to approximately $948,537.50 in net proceeds. Any such proceeds will be used by the Company for working capital and general corporate purposes. The Company has agreed to pay certain expenses in connection with this offering, currently estimated to be approximately $13,000. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


                   SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         The following table sets forth certain information with respect to the Selling Stockholders:


====================================================================================================================================
                              Beneficial Ownership of
                               Shares of Common Stock   Shares to be Sold     Shares Owned After   Percentage of Shares
Selling Stockholder                 Prior to Sale        in the Offering         the Offering    Owned After the Offering
------------------------------------------------------------------------------------------------------------------------------------
Michael Almond(1)                  41,560                41,560                ----                   ----
------------------------------------------------------------------------------------------------------------------------------------
George Richard Roland,             20,000                20,000                ----                   ----
Trustee UTA FBO Richard
Roland Living Trust, dated
May 7, 1990(2)
------------------------------------------------------------------------------------------------------------------------------------
Appleton Associates, L.P.          47,692                47,692                ----                   ----
------------------------------------------------------------------------------------------------------------------------------------
R. Weil Associates L.P.           106,154               106,154                ----                   ----
====================================================================================================================================

      The Common Stock will be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales.

----------
(1) The Selling Stockholder has agreed not to sell or otherwise dispose of fifty (50%) percent of any such shares of Common Stock beneficially owned by him for a period of six (6) months from June 14, 1996 and the remaining fifty (50%) percent of such shares of Common Stock for a period of twelve
     (12) months from June 14, 1996.

(2) The Selling Stockholder has agreed not to sell or otherwise dispose of fifty (50%) percent of any such shares of Common Stock beneficially owned by him for a period of six (6) months from July 23, 1996 and the remaining fifty (50%) percent of such shares of Common Stock for a period of twelve
     (12) months from July 23, 1996.

                                 INDEMNIFICATION

      The New York Business Corporation Law (Sections 721 through 726) permits a corporation to indemnify its directors and officers for acts performed in their respective capacities, subject to certain conditions. The Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its shareholders for damages for any breach of duty in such capacity except for liability if a judgment or other final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated Section 719 of the Business Corporation Law. The Company's By-laws provide for the indemnification of directors and officers to the fullest extent permitted by the New York Business Corporation Law.

      Insofar as indemnification against liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The legality of the Common Stock offered hereby will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York.

                                     EXPERTS

      The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement with respect to the Securities offered by this Prospectus. This Prospectus omits certain information contained in the Registration Statement as permitted by the Rules and Regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement and to the Exhibits filed therewith, which may be examined without charge at the Commission's principal office in Washington, D.C. or its regional office in New York City, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is deemed to be qualified in all respects by the provisions of the exhibit.

================================================================================

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy and security other than the shares offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                -----------------



                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----

Available Information......................................           2
Information Incorporated by Reference......................           2
Prospectus Summary.........................................           3
Risk Factors...............................................           6
Use of Proceeds............................................          14
Selling Stockholders and Plan of Distribution..............          14
Indemnification............................................          15
Legal Matters..............................................          15
Experts....................................................          15
Additional Information.....................................          15

================================================================================


================================================================================

                                215,406 Shares of

                                  Common Stock

                                   ----------
                           HUDSON TECHNOLOGIES, INC.
                                   ----------
                                   PROSPECTUS
                                   ----------


                                 ________, 1996


================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the issuance and distribution of the securities being registered (estimatedhexceptf in the case of the registration fee) are as follows:


                                                                 Amount
                                                                 ------

Registration Fee                                               $    603.88

Printing                                                          1,000.00

Legal and Accounting Fees and Expenses                           10,000.00

Transfer Agents and Registrars Fees                              ---------



Miscellaneous                                                     1,396.12
                                                                ----------

         TOTAL                                                 $ 13,000.00
                                                               ===========

The above fees will be paid by the Company.

Item 15.  Indemnification of Directors and Officers

         The New York Business Corporation Law (Sections 721 through 726) permits a corporation to indemnify any of its directors and officers for acts performed in their capacities, subject to certain conditions. Paragraph 3 of the Certificate of Incorporation of the Registrant provides that a director shall not be liable to the corporation or its shareholders for damages for any breach of duty in such capacity except for liability if a judgment or other final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated Section 719 of the Business Corporation Law. Paragraph 17 or Article III of the Registrant's By-laws provide for indemnification of directors and officers to the fullest extent permitted by the New York Business Corporation Law.

Item 16. Exhibits

(a)  Exhibits

Exhibit No.
-----------

5 Opinion of Tenzer Greenblatt LLP regarding legality of securities being registered.

23.2     Consent of BDO Seidman, LLP.

23.4     Consent of Tenzer Greenblatt LLP (included in Exhibit 5).

24       Power of Attorney (included in the signature page).

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

                  (3) To remove by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) For the purpose of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of

         1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the Village of Hillburn, Town of Ramapo, State of New York, on the 17th day of October, 1996.

                                                    HUDSON TECHNOLOGIES, INC.

                                                 By:/s/ Kevin J. Zugibe
                                                    --------------------------
                                                    Kevin J. Zugibe, President

         Each person whose signature appears below authorizes each of Kevin J. Zugibe and William A. Barron or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature                               Title                       Date
---------                               -----                       ----

/s/ Kevin J. Zugibe                President and Director     October 17, 1996
-------------------------------    (Principal Executive
Kevin J. Zugibe                    Officer)


/s/ Stephen J. Cole-Hatchard       Vice President,            October 17, 1996
-------------------------------    Treasurer and Director
Stephen J. Cole-Hatchard


/s/ William A. Barron              Vice President             October 17, 1996
-------------------------------    (Principal Financial
William A. Barron                  and Accounting Officer)


/s/ Stephen P. Mandracchia         Vice President and         October 17, 1996
-------------------------------    Secretary
Stephen P. Mandracchia

/s/ Thomas P. Zugibe               Vice President and         October 17, 1996
-------------------------------    Director
Thomas P. Zugibe


/s/ Vincent P. Abbatecola          Director                   October 17, 1996
-------------------------------
Vincent P. Abbatecola

/s/ Otto C. Morch                  Director                   October 17, 1996
-------------------------------
Otto C. Morch

/s/ Robert Johnson                 Vice President and         October 17, 1996
-------------------------------    Director
Robert Johnson


/s/ Dominic J. Monetta             Director                   October 17, 1996
-------------------------------
Dominic J. Monetta

                                    EXHIBIT 5

                                                                October 17, 1996

Hudson Technologies, Inc.
25 Torne Valley Road
Hillburn, New York  10931

Ladies and Gentlemen:

      You have requested our opinion with respect to the offer and sale by the Selling Stockholders of Hudson Technologies, Inc., a New York corporation (the "Company"), pursuant to a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Act"), of up to 215,406 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, of which 153,846 shares of Common Stock are issuable upon exercise of Series B Warrants ("Warrant Shares").

      We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.

      Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized and have been duly and validly issued and fully paid and nonassessable. It is also our opinion that the Warrant Shares have been duly and validly authorized and when issued and duly delivered against payment therefor, upon exercise of the Series B Warrants, will be duly and validly issued and fully paid and nonassessable.

      We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                         Very truly yours,

                                         /s/ TENZER GREENBLATT LLP
                                         ------------------------------------
                                         TENZER GREENBLATT LLP